EXHIBIT 10.27

HOLDER’S AGREEMENT

This Holder’s Agreement is made and entered into as of the date set forth next to the signature of the Holder on page 8 hereof.

Between:

1. Firestone Acquisition Holdings Corp., a Delaware corporation (the “Freescale Parent”) and

2. (the “Holder”)

WHEREAS

1. Holder currently holds stock options of Freescale that were granted on or after December 20, 2002 and/or restricted stock units of Freescale that were granted in 2005 or 2006, a list of which is set forth in the “Schedule of your Stock Options and/or Restricted Stock Units” which mentions the application of a holders’ agreement. The Restricted Stock Units and the Stock Options are governed by the US Master Plans and by the Applicable French Addenda listed in Section 1 herein and have not as of the date of this Agreement been held for a period of time sufficient for the holder to benefit from the favorable tax and social charges treatment provided for by French law.

2. On September 15, 2006, Freescale Semiconductor, Inc. (“Freescale”) announced that it had entered into a merger agreement to be acquired by a private equity consortium in a transaction with a total equity value of US$17.6 billion, corresponding to a per share price of US$40 per share (the “Transaction”). It is expected that as a result of the Transaction, there will be no longer be a public market for any Freescale equity instruments.

3. Freescale Parent expects to become the direct controlling shareholder of Freescale as a result of the Transaction.

4. Considering the potential upcoming delisting of the Freescale shares from the New York Stock Exchange, and the objective to maintain a tax efficient plan for Stock Options and Restricted Stock Units, subject to completion of the Transaction, Holder is willing to give Freescale Parent an option to purchase, and Freescale Parent is willing to give Holder an option to sell, the shares of stock, fractional shares of stock, or other equity interests which may arise from Stock Options or Stock Units (the “Shares”), on terms and conditions as more specifically set forth herein. In addition, pursuant to Section 6 of this Agreement, Holder irrevocably agrees to deposit any and all Shares arising from exercise or vesting of such Stock Options and Restricted Stock Units in a voting trust.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS; INTERPRETATION

1.	Agreement means this Holder’s Agreement together with any Schedules, Annexes or Appendices hereto.

2.	Business Day means a day other than a Saturday, a Sunday or a day on which commercial banks are closed for business in Paris, France.

3.	Disability shall have the meaning ascribed to it in Article L.341-4 – 2° & 3° of the French Social security code.

4.	Encumbrance means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, guarantees, usufruct, other sureties, and any other obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever, other than the voting trust described in Section 6 herein.

5.	Euro Equivalent of an amount specified in US dollars means, with respect to the exercise of the Put Option or the Call Option in respect of any Shares, the amount in Euros which can be obtained from the conversion of such US dollar amount based on the US dollar/euro exchange rate as determined and published by the Federal Reserve Bank of New York at 12:00 PM (New York time) on the first day of the Call Option Exercise Period applicable to such Shares (or, if no exchange rate is published by the Federal Reserve Bank of New York on such day, the last such exchange rate published by the Federal Reserve Bank of New York).

6.	Freescale France means Freescale Semiconducteurs France SAS and Freescale Semiconducteurs Centre de Recherches Crolles SAS.

7.	Freescale Group means Freescale, Freescale Parent, its controlling parent Firestone Holdings (Bermuda) III, Ltd, and any entity that is consolidated under US GAAP rules with Firestone Holdings (Bermuda) III, Ltd.

8.	French Addenda means the following documents related to Stock Option and/or Restricted Stock Units awards granted to the Holder:

1.	Stock Options - Addendum France dated May 5, 2003 (replacing the French Addendum covering options granted after May 16, 2001);

2.	Stock Options - Addendum France dated May 5, 2003;

3.	Stock Options - Addendum France dated June 18, 2004;

4.	Stock Options - Addendum France dated May 3, 2005;

5.	Restricted Stock Units - Addendum France dated May 3, 2005.

9.

French Tax Holding Period means the holding period generally required for any gains arising from the sale of Shares to qualify as income from securities, and not employment income, under French tax and social security regulations, that is, under currently applicable law, (i) with respect to Shares arising from the exercise of Stock Options, a period ending on the fourth (4th) anniversary of the grant of such Stock Options and (ii) with respect to Shares arising from Restricted Stock Units, a period ending on the second (2nd) anniversary of the Lapse of Restrictions applicable to such Restricted Stock Units.

10.	IPO of Freescale means, following the completion of the Transaction and the subsequent delisting of Freescale, the admission to trading or re-admission to trading on a regulated public stock exchange of shares of common stock of Freescale, the Freescale Parent or any entity that controls the Freescale Group and that is controlled by the Consortium.

11.

Lapse of Restrictions means the date on which Holder is entitled to receive Shares in respect of his Restricted Stock Units, i.e., the second (2nd) anniversary of the grant of such Restricted Stock Units.

12.	Party / Parties means the Holder and/or Freescale Parent.

13.	US Master Plans mean the following documents related to Stock Option and/or Restricted Stock Units awards granted to Holders in France

1.	Motorola Omnibus Incentive Plan of 2000;

2.	Motorola Omnibus Incentive Plan of 2003;

3.	Freescale Semiconductor, Inc Omnibus Incentive Plan of 2004;

4.	Freescale Semiconductor, Inc Omnibus Incentive Plan of 2005.

14.	Variation in Freescale Group Revenues means, with respect to any exercise of the Put Option or the Call Option hereunder, the percentage variation in the audited, consolidated gross revenue of the Freescale Group between (x) the fiscal year ended on December 31, 2006 and (y) the last fiscal year prior to the opening of the Call Option Exercise Period applicable to such exercise for which consolidated revenues of the Freescale Group have been published and audited; provided that such variation shall be determined without giving effect to any investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with US GAAP) that are made by the Freescale Group during such period (a “Change in Perimeter”). The adjustment for Changes in Perimeter shall be calculated in good faith by Freescale Parent on a pro forma basis assuming that all relevant investments, acquisitions, dispositions, mergers, consolidations and disposed operations have occurred on the first day of the fiscal year reference period. Annex 2 sets forth an example of calculation of the Variation in Freescale Group Revenues in these circumstances.

The headings contained herein are used for ease of reference only and shall not control or affect the meaning or the construction of any provision of this Agreement.

All terms depicted with a capital letter that are used in this Agreement but that are not expressly defined herein shall have the same meaning as in the applicable US Master Plans and French Addenda.

2.	GRANT OF PUT AND CALL OPTION

Subject to completion of the Transaction:

2.1	the Holder irrevocably and unconditionally agrees and promises to sell the Shares to the Freescale Parent on the terms set forth in this Agreement (the “Call Option”); and

2.2	the Freescale Parent irrevocably and unconditionally agrees and promises to purchase the Shares from the Holder, on the terms set forth in this Agreement (the “Put Option”); provided that the Put Option may be exercised only for all, and not less than all, of the Shares arising from the exercise or the vesting of Stock Options or Restricted Stock Units that have an identical grant date.

3.	PUT AND CALL OPTION PRICE

3.1	Subject to the provisions of Section 3.2, the purchase price payable to the Holder upon exercise of the Put Option or the Call Option with respect to any Shares arising from the exercise or the vesting of Stock Options or Restricted Stock Units (the “Put/Call Price”) shall be, net of any withholdings on account of taxes or social charges (other than personal income tax and related social contributions in the case of natural persons), (i) the Euro Equivalent of the Per Share Consideration, times (ii) the number of Freescale shares of Class A common stock which could be acquired upon the exercise or the vesting of such Stock Options or Restricted Stock Units if they had become exercisable or vested immediately prior to the completion of the Transaction. For purposes of this Section, “Per Share Consideration” shall mean (a) with respect to the sale and purchase of Shares arising from Stock Options granted to Holder prior to July 2003, an amount equal to US$40; and (b) with respect to the sale and purchase of Shares arising from other Stock Options or from Restricted Stock Units, an amount equal to US$40, plus or minus the applicable Variation in Freescale Group Revenues.

3.2	In the event of an IPO of Freescale, the Put/Call Price payable with respect to any exercise of the Put Option or the Call Option that takes place after the IPO of Freescale shall be (i) the Put/Call Price immediately prior to the IPO, determined in accordance with Section 3.1, (ii) plus or minus the variation in the stock price from the date of the IPO until the trading day immediately prior to the opening of the applicable Call Option Exercise Period.

3.3	Annex 2 sets forth an example for the determination of the Put/Call Price.

4.	PUT AND CALL OPTION EXERCISE PERIOD

4.1	Restrictions on the exercise of Stock Options

4.1.1	The Parties acknowledge and agree that by virtue of the acceleration clause in the US Master Plans and the French Addenda, the Stock Options will become vested as a result of the completion of the Transaction. Accordingly, the Holder will retain his or her right to receive Shares upon exercise of the Option if at the time of exercise, Holder is no longer employed with the Freescale Group.

4.1.2	Subject to completion of the Transaction, Holder hereby agrees (i) not to exercise any Stock Options before the expiry of the French Tax Holding Period applicable to such Stock Options; and (ii) to exercise Stock Options solely between the expiry date of the French Tax Holding Period applicable to such Stock Options and the date that is 90 days thereafter; provided that Stock Options may also be exercised early in connection with the retirement, the death or the Disability of the Holder within the meaning of article 91 ter of Annex II to the French Code général des impôts [tax laws] (or any successor law or regulation applicable to the Stock Options). No Stock Options shall be exercised after the date that is 90 days after the expiry of the French Tax Holding Period. Holder acknowledges and agrees that such covenant is an essential element of Freescale Parent’s agreement to enter into this Put and Call Agreement, and that a violation of this covenant shall relieve Freescale Parent from any and all obligations under this Agreement, including any obligation under the Put Option. Subject to the provisions of Section 6 below, the Parties agree that Freescale shall not deliver any Shares upon exercise of Stock Options other than in keeping with this paragraph 4.1.2.

4.1.3	Holder hereby agrees to immediately notify Freescale Parent of the exercise of any Stock Option. The Parties agree that any exercise of Stock Options shall only become effective upon the Put/Call Options Closing Date with respect to the Shares arising from such exercise, if a Party exercises the Call Option or the Put Option with respect to such Shares within ten (10) Business Days from the relevant exercise of Stock Options. In that case, (i) Holder will not have to pay the exercise price for the relevant Stock Options; but (ii) on the Put/Call Options Closing Date, Holder will receive the Put/Call Price for the corresponding Shares in accordance with Section 5 hereof less the Euro Equivalent of such exercise price; and (iii) Freescale Parent will pay such exercise price to Freescale on behalf of the Holder. A Stock Option Exercise Form will be provided to the Holder to that end.

4.2	Put and Call Option Exercise Period

4.2.1

The Call Option shall become exercisable (i) with respect to any Shares arising from Stock Options, immediately upon the Holder’s notification of its exercise of such Stock Options and (ii) with respect to any Shares arising from Restricted Stock Units, at the expiry of the applicable French Tax Holding Period; the Call Option may be exercised at any time thereafter until the tenth (10th) anniversary of this Agreement (the “Call Option Exercise Period”).

4.2.2

The Put Option shall become exercisable (i) with respect to any Shares arising from Stock Options, immediately upon the Holder’s notification of its exercise of such Stock Options, subject always to compliance with Section 4.1.2; and (ii) with respect to Shares arising from any Restricted Stock Units, at the expiry of the applicable French Tax Holding Period; the Put Option may be exercised at any time thereafter until the tenth (10th) anniversary of this Agreement (the “Put Option Exercise Period”).

5.	EXERCISE OF PUT/CALL OPTION; PAYMENT OF THE PUT/CALL PRICE

5.1	For any sale of Shares, the Put Option or the Call Option shall be exercised by delivery of a notice specifying the number, category and exercise price (if applicable) of the Stock Options and Restricted Stock Units in respect of which the Put Option or the Call Option is being exercised (the “Put/Call Options Notice”).

5.2	The sale and delivery of the Shares that are the subject of the Put Option or the Call Option and payment therefor (the “Closing”) shall take place no later than fifteen (15) Business Days after the Put/Call Options Notice (the “Settlement Date”). On the Settlement Date, Freescale Parent shall pay the applicable Put/Call Price to the Holder through a wire transfer of immediately available funds to the bank account used for the payment of the Holder’s salary (if the Holder is an employee of the Freescale Group at such time) or to such other bank account indicated in writing by Holder to Freescale Parent no later than five (5) Business Days prior to the payment date; provided that if the Shares that are the subject of the Put Option or the Call Option arise from Stock Options for which Holder has not paid the exercise price in accordance with Section 4.1.3, payment to the Holder shall be reduced by the Euro Equivalent of the Exercise Price.

5.3	Holder hereby empowers Freescale Parent, following any exercise of the Call Option or the Put Option, to carry out any and all formalities and take any and all actions which are required to be carried out or taken, including signing any and all documents on behalf of Holder, to ensure (i) the effective transfer and delivery to Freescale Parent of the Shares that are the subject of the relevant Call Option or Put Option, and (ii) the payment to Holder of the related Put/Call Price.

6.	VOTING TRUST

Subject to the completion of the Transaction and for so long as Holder continues to hold Shares arising from the exercising of any Stock Options or Restricted Stock units, Holder hereby consents and agrees that (a) it shall be bound by the terms and conditions of the Voting Trust Agreement to be entered into between Freescale and Freescale Parent (in its capacity as shareholder and voting trustee), as amended from time to time (the "Voting Trust Agreement") and (b) it shall be considered a “Stockholder” of Freescale for purposes of the Voting Trust Agreement. Holder hereby consents and agrees that its acceptance of this Holder’s Agreement shall be deemed to constitute a joinder to the Voting Trust Agreement upon the Holder's initial entitlement to Shares arising from the exercise or vesting of Stock Options and/or Restricted Stock Units. In addition, Holder covenants and agrees to take any and all additional actions necessary as of the date hereof or in the future to effectuate the deposit of Shares into the voting trust. Holder understands that as a result of the Voting Trust Agreement, all Shares shall be deposited into a voting trust governed by the laws of the State of Delaware, USA, and Freescale Parent, as Trustee, shall have the exclusive right to exercise, in person or by its nominees or proxies or by written consent, all voting rights and power granted under the Delaware General Corporation Law in respect of all Shares deposited into the voting trust. Holder shall not be entitled to participate in the shareholders' meetings of Freescale.

7.	ISSUANCE OF FRACTIONAL SHARES

The Parties hereby agree that the Transaction, and any stock split or other transaction affecting the shares of common stock of Freescale or its capitalization following the Transaction, shall cause Freescale to adjust the number of Shares of Freescale that are required to be delivered to the Holder upon the vesting or the exercise of a Restricted Stock Unit or a Stock Option. To the extent the adjustment results in less than a whole number of a Share, then to the fullest extent permitted by applicable law, Freescale shall deliver to the Holder such number of fractional Shares as may result from the then applicable Stock Option or Restricted Stock Unit conversion or exercise ratio.

8.	DURATION OF THE AGREEMENT

This Agreement shall become effective upon completion of the Transaction and shall remain in force until the expiry of the Put Option Periods and Call Option Periods relating to all the Shares which arise or may arise from Restricted Stock Units and Stock Options held by Holder. Upon termination of this Agreement, this Agreement shall become null and void, and no Party shall have any liability to the other Party, except that nothing herein will relieve any Party from liability for any breach of this Agreement prior to such termination.

9.	AMENDMENT, TERMINATION

This Agreement may not be amended, modified or supplemented except pursuant to a written instrument signed by both Parties or their permitted assigns.

10.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF HOLDER

10.1	Holder represents and warrants to Freescale Parent as follows:

•	Holder is subject to personal income tax in France;

•

as of the date hereof, Holder is the holder of all Stock Options and Restricted Stock Units listed in the “Statement of your Stock Options and/or Restricted Stock units”, which mentions the application of a holders’ agreement, and holds no other stock options or restricted stock units of Freescale other than (i) stock options granted prior to December 2002 and (ii) restricted stock units granted prior to 2005;

•	Holder is competent and has all requisite power and authority and has taken all necessary actions in order to execute this Agreement and perform his or her obligations under this Agreement;

•

this Agreement has been duly executed by Holder and constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting creditors’ rights generally;

•

neither the execution and delivery of this Agreement nor the consummation by Holder of any of the transactions contemplated herein will result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which Holder is a party or by which Holder is bound or any applicable law, except for such violations that, individually or in the aggregate, would not materially adversely affect the ability of Holder to consummate the transactions contemplated by this Agreement;

•

Holder will, immediately prior to the exercise of a Put Option or a Call Option, be the legal and beneficial owner of the Shares in respect of which such Put Option or Call Option is being exercised, and such Shares will at such time be held free and clear of any and all Encumbrances. Upon Closing, subject to payment of the Put/Call Price, Freescale Parent will receive good and valid title to, and ownership of, all Shares transferred by Holder under the relevant Put/Call Options Notice, free and clear of any and all Encumbrances.

10.2	The Holder shall not directly or indirectly sell, transfer, assign, exchange, pledge, create any Encumbrance or otherwise dispose of any Stock Options, Restricted Stock Units or Shares except in accordance with this Agreement.

11.	NOTICES

All notices hereunder shall be deemed to have been properly given if rendered in writing and delivered personally or sent by facsimile or by registered mail (return receipt requested) to the other Party at the following address (or at such other address as shall be specified by the recipient by like notice):

•	if to Holder, to [INSERT ADDRESS]

•	if to Freescale Parent, via Freescale Semiconducteurs France SAS, to

•	Freescale Semiconducteurs France SAS – For the attention of the Payroll Department – 134 Avenue du Général Eisenhower – BP 72329 – 31023 Toulouse Cedex 1 – France

12.	SPECIFIC PERFORMANCE

The Parties hereto acknowledge that there will be no adequate remedy at law for violation of any of the provisions of this Agreement and that, in addition to any other remedies which may be available, all the provisions of this Agreement shall be specifically enforceable in accordance with their specific terms.

13.	SEVERABILITY OF PROVISIONS

The invalidity or the unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement, in that jurisdiction or the validity or enforceability of that Agreement, including that provision, in any other jurisdiction.

If any provision of this Agreement is held unlawful or unenforceable in any respect under the applicable laws, for the purposes of interpreting this Agreement, such provision shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible subject to the constraints imposed by the applicable law.

14.	THIRD PARTY RIGHTS; ASSIGNMENT; BINDING EFFECT

14.1	Nothing in this Agreement shall confer any rights upon any person or entity other than the Parties hereto and their respective successors and permitted assigns; except that the Parties hereby authorize Freescale and Freescale France to rely on this Agreement, including the provisions of Section 4 and Section 7 hereof for purposes of the delivery of Shares upon the exercise of Stock Options.

14.2	Neither the rights nor the obligations of any Party shall be assigned or delegated without the prior written consent of the other Party; provided that Freescale Parent may assign and delegate any and all of its rights hereunder to Freescale or to any legal entity that is controlled by or controls Freescale. In particular, Freescale Parent may procure that Freescale or any entity that is controlled by or controls Freescale (i) purchase the Shares in accordance with the Put Option or the Call Option, and/or (ii) pay the Put/Call Price to the Holder in accordance with this Agreement.

14.3	This Agreement shall take effect to the benefit of and shall be binding upon and enforceable against the Parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Holder to a third party, except by will or by the laws of descent and distribution.

15.	GOVERNING LAW

This Agreement and its interpretation shall be governed by, construed and enforced in accordance with the laws of France, provided that Section 6 relating to the Freescale voting trust shall solely be governed by and construed in accordance with the laws of the State of Delaware, USA.

16.	CONSENT TO JURISDICTION

The Parties to this Agreement hereby irrevocably and unconditionally pledge to submit any dispute that may arise in connection with this Agreement, such as concerning its validity, interpretation or performance, and which cannot be resolved amicably, to the exclusive jurisdiction of the courts of France.

17.	COMPLIANCE WITH LEGAL AND TRADING REQUIREMENTS

The obligations of Freescale to issue any Shares shall be subject to all applicable laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. No provisions of this Agreement shall be interpreted or construed to obligate Freescale or any member of the Freescale Group to register any Stock Options, Restricted Stock Units or Shares.

Delivered on

In two originals

/s/ Paul C. Schorr IV
[HOLDER’S NAME]	Firestone Acquisition Holdings Corp.
	By:	Paul C. Schorr IV, President

ANNEX: EXAMPLE OF PUT/CALL PRICE DETERMINATION

The calculation shown below is provided solely as an example and does not reflect the expectations of any Party as to the variation in the performance of Freescale.

Assuming Holder holds stock options that were granted on 20 December 2002 and stock options that were granted on 11 May 2005; and each stock option currently entitles Holder to receive one share of Freescale Class A common stock:

Example 1: No Change in Perimeter or IPO of Freescale occurs.

Then Holder will have a right to sell the Shares arising from the exercise of his or her 2002 options starting from December 2006, for a price equal to the Euro Equivalent of US$40 per stock option.

Assuming the consolidated revenues for the Freescale Group are published before May of each year, and the 2008 consolidated revenues of the Freescale Group are 10% higher than the 2006 consolidated revenues, then Holder will have a right to sell the Shares arising from the exercise of his or her 2005 options starting from May 2009 for a price equal to the Euro Equivalent of US$40+10%, i.e., the Euro Equivalent of US$44 per option.

Conversely, if the consolidated revenues for the Freescale Group in 2008 are 10% lower than the 2006 consolidated revenues, then the price for the Shares arising from the 2005 options shall be the Euro Equivalent of US$40-10%, i.e., the Euro Equivalent of US$36 per option.

Example 2: Only one Change in Perimeter occurs, in June 2008, e.g., Freescale merges with another group that has consolidated 2006 revenues equal to the consolidated 2006 revenues of the Freescale Group.

The 2002 options are treated like in Example 1.

Freescale Parent shall provide a good faith calculation of the Variation in Freescale Group Revenues and of the Put/Call Price for the 2005 options, which may consist of a combination of the Variation in the Freescale Group Revenues prior to the Change in Perimeter and the variation of the new combined group revenues after the Change in Perimeter, e.g., if 2007 pro forma revenues are available for the combined group:

•	if the Freescale Group consolidated revenues have increased by 5% between 2006 and 2007, and

•	if the consolidated revenues of the new combined group have increased by 10% between 2007 (pro forma) and 2008, then:

•	the price payable for the Shares arising from Holder’s 2005 options may be the Euro Equivalent of US$40+5%+10%, i.e., the Euro Equivalent of US$46.2 per option.

Example 3: An IPO of Freescale occurs in June 2008.

The 2002 options are treated like in Example 1.

With respect to 2005 options:

•	if the Freescale Group consolidated revenues have increased by 5% between 2006 and 2007, and

•	the stock price of Freescale on the market has increased by 15% between the IPO date and the trading day immediately preceding 11 May 2009, then:

•	the price payable for the Shares arising from the Holder’s 2005 options will be the Euro Equivalent of US$40+5%+15%, i.e., the Euro Equivalent of US$48.3 per option.

In all examples above, the exercise price for the stock options will be withheld from the payments to the holder if the Put Option or the Call Option is exercised concurrently with the exercise of the stock option or within 10 Business Days therefrom.